EXHIBIT 99

Florida Progress Corporation
Investor News - Oklahoma Insurance Commissioner Files Suit Against
   Florida Progress Corporation

Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442


Oklahoma Insurance Commissioner Files Suit Against
   Florida Progress Corporation

St. Petersburg, Florida, December 23, 1997 -- Yesterday, the Insurance Commissioner of the state of Oklahoma, John P. Crawford, filed suit against Florida Progress Corporation and ten individuals including former and current executives of Mid-Continent Life Insurance Company and Florida Progress.

The suit alleges breach of fiduciary duty, violations of Oklahoma law by the defendants and that, because of the level of control exerted by Florida Progress over Mid-Continent, the assets of Florida Progress should be made available to Mid-Continent to satisfy Mid-Continent's policyholder and creditor claims. The suit does not specify an amount for damages.

Florida Progress is confident that the Commissioner's allegations are completely without merit, that it has been a very responsible parent as regards Mid-Continent and it intends to vigorously defend itself against these charges.

Florida Progress regrets that the Commissioner filed suit against Florida Progress instead of submitting a "plan of rehabilitation" as ordered by Oklahoma District Court Judge James Blevins on May 27, 1997. Mid-Continent currently remains in receivership as a result of the Judge's May ruling. Mid-Continent has appealed the portion of the Judge's ruling that placed Mid-Continent in receivership.

Florida Progress' investment in Mid-Continent is $87 million. The company is evaluating whether a write-down of some or all of its investment in Mid-Continent is necessary. The impact on 1997 earnings of a full write-down of the investment and reserving for possible legal costs could range from $.90 to $1.05 per share. A final decision is not expected before the company releases its 1997 earnings results next month.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $6.1 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.


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